Exhibit 10.1

TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT

This Transition, Separation and General Release (“Agreement”) is made by and between Tom Holland (“You”) and Sunrun Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

1.	You and the Company entered into a confirmatory offer letter signed on May 12, 2015 (the “Offer Letter”);

2.	You started your employment with the Company on August 15, 2013;

3.	You and the Company entered into a Key Employee Change in Control and Severance Plan Participation Agreement on June 3, 2015(“CIC Plan”);

4.	In connection with your commencement of employment with the Company you executed the Company’s standard form Employee Confidentiality, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”);

5.	The Company previously granted you the equity awards to purchase shares of the Company’s common stock set forth on Schedule 1 that remain outstanding as of the date you were presented with this Agreement (collectively, the “Equity Awards”) subject to the terms and conditions of the applicable Company’s equity incentive plan identified on Schedule 1 and the award agreement you previously signed in receipt of each Equity Award (collectively, the “Equity Documents”);

6.	Effective as of December 16, 2015 (the “Termination Date”), you will cease providing services to the Company as its President and your employment will terminate;

7.	If you remain employed with the Company through the Termination Date or your employment is terminated by the Company prior to the Termination Date other than for Cause as defined in the CIC Plan, then you will be entitled to the severance benefits set forth in Section 2 below, subject to you executing and not revoking this Agreement in accordance with the terms below; and

8.	You and the Company wish to set forth the terms of your separation from the Company and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that you may have against the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, you and the Company agree as follows:

AGREEMENT

1. Termination Date; Employment Status; Acknowledgements.

(a) Termination Date. Your employment with the Company will terminate on the Termination Date, or earlier as provided in Section 1(b) (the date of your actual termination of employment with the Company, the “Actual Termination Date”). On your Actual Termination Date, you will be deemed to have resigned from your employment as an officer of the Company and its subsidiaries voluntarily, without any further required action on your part; provided however, if the Company requests, Executive will execute any documents necessary to reflect his resignation, including a supplemental release agreement in the form attached hereto as Exhibit A, which shall be on terms substantially similar to those set forth in Section 4 below with respect to the period between the Effective Date and the Actual Termination Date.

(b) Employment Status. You are free to terminate your employment at any time prior to the Termination Date, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time prior to the Termination Date, for any reason or for no reason. As described in Section 2, you may be entitled to severance benefits depending on the circumstances of your termination of employment with the Company.

(c) Base Salary and Benefits. Until your Actual Termination Date, you will continue to receive your base salary and to participate in the Company’s benefit programs in accordance with their respective terms and conditions. Your Equity Awards will continue to vest pursuant to their existing terms through the Actual Termination Date, such that if the Actual Termination Date occurs on the Termination Date, each Equity Award will be vested, and, if applicable, exercisable, to the extent provided on Schedule 1, subject to potential additional vesting as provided for in Section 2.

2. Severance. If you remain employed with the Company through the Termination Date, or, if prior to the Termination Date, your employment with the Company is terminated by the Company without Cause as defined in the CIC Plan, then, subject to you executing and not revoking this Agreement in accordance with its terms, you will receive the following:

(a) Payments equal to the sum of: (i) $162,500.00, which represents 50% of your annual base pay and (ii) an amount equal to a pro-rata share of your target bonus for calendar year 2015 of approximately $186,986 less applicable tax withholding, payable over the 6-month period following your Actual Termination Date pursuant to the terms of the CIC Plan. You agree and acknowledge that these payments are the only cash incentive for which you are entitled to receive payment. For avoidance of doubt, you will not be entitled to any incentive compensation for calendar year 2016.

(b) If you properly elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA under the Company’s group health plans and timely pay the applicable required premium for such coverage, the Company will, until the earlier of (A) six (6)

months following the Actual Termination Date, or (B) the date upon which you and your eligible dependents are no longer eligible for COBRA continuation coverage, reimburse the premium costs for you and your eligible dependents for COBRA continuation coverage.

(c) Vesting acceleration with respect to each of your outstanding Equity Awards as set forth on Schedule 1, effective as of the Effective Date. You will have until the 12 month anniversary of your Actual Termination Date to exercise any stock options to the extent they have vested on that date (after taking into account the vesting acceleration set forth in this Section 2(c).

(d) For avoidance of doubt, if a Change in Control (as defined in the CIC Plan) occurs within the three (3)-month period following your Actual Termination Date, you will be entitled to receive the benefits under Section 4.2 of the CIC Plan in lieu of the benefits set forth in Sections 2(a)-(c) of this Agreement in accordance with the terms of the CIC Plan. Further, and for the avoidance of doubt, if you resign from or otherwise voluntarily terminate your employment with the Company for any reason prior to the Termination Date, you will not be entitled to any severance payments pursuant to this Section 2 or otherwise.

3. Salary & Other Compensation Acknowledgements. You acknowledge and represent that the Company has paid you all salary, wages, bonuses, commissions and any and all other compensation and benefits (in cash, equity or otherwise) due to you through the date hereof, except for your accrued vacation, which will continue to remain outstanding and will be paid upon the Actual Termination Date, and your Equity Awards, which will continue to be governed by their applicable terms following the date hereof, as modified by this Agreement. For avoidance of doubt, nothing in this Section 3 is intended to reduce the payments the Company is required to pay you as provided under Sections 1 through 2 of this Agreement.

4. Release of Claims. In exchange for the consideration described in Section 2 of this Agreement, which you acknowledge to be good and valuable consideration for your obligations under this Agreement, you represent that you intend to release and discharge any and all claims you may have, have ever had or may in the future have against the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) that may lawfully be waived and released arising out of or in any way related to your hire, benefits, employment or separation from employment with the Company as further explained and limited by this Section 4. You, on your own behalf and on behalf of your heirs, family members, executors, agents, and assigns, knowingly and voluntarily forever release the Releasees from, and agree not to sue concerning, or in any manner to institute, prosecute or pursue any claim, complaint, charge, duty, obligation, demand or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including:

(a) any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; and the California Fair Employment and Housing Act;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims for monetary damages arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over our withholding of taxes or other tax treatment of any of the proceeds received by you as a result of this Agreement; and

(h) any and all claims for attorney fees and costs.

You agree that this release shall be and remain in effect in all respects as a complete general release as to the matters released. You acknowledge that this release does not extend to any obligations incurred under this Agreement, and it excludes claims you may have for vested benefits under any of the Company’s employee benefit plans, which shall be governed by the terms of the applicable plan documents and award agreements. This release also does not release claims that cannot be released as a matter of law, including claims under state workers compensation or unemployment laws, and claims for indemnification rights you may have against the Company, and claims arising under the ADEA after the date you sign this Agreement. Finally, this release does not prevent you from exercising your right to file a charge against the Company with or participate in a charge filed by the Equal Employment Opportunity Commission, or any other local, state, or federal government agency that is authorized to enforce or administer laws related to employment (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company;

your release of claims bars you from recovering monetary relief from the Company). The Company shall maintain D&O insurance on your behalf to the same extent maintained on behalf of executive officers of the Company.

5. Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, you hereby acknowledges that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

6. California Civil Code Section 1542. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

You, being aware of that code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending Lawsuits or Knowledge of Unlawful Activity. You specifically represent and warrant that you have no claims, complaints or actions of any kind filed against the Company with any court of law, or local, state or federal government or agency. You specifically represent and warrant that you have not engaged in, and are not aware of, any unlawful conduct in relation to the business of the Company. If any of these statements are not true, you cannot sign this Agreement and must notify the Company immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify you from receiving these benefits, but will require the Company’s review and consideration.

8. Application for Employment. You understand and agree that, as a condition of this Agreement, you are not entitled to any future employment with the Company following the Actual Termination Date, and you waive any right, or alleged right, of employment or re-employment with the Company. You further agree not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company after the Actual Termination Date.

9. Confidentiality. You agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, you may disclose Separation Information only to your immediate family members, the Court or other tribunal in any proceedings to enforce the terms of this Agreement, your attorneys, and your accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns. You must prevent disclosure of any Separation Information to all other third parties. You agree that you will not publicize, directly or indirectly, any Separation Information.

You acknowledge and agree that the confidentiality of the Separation Information is valuable consideration you are giving the Company in exchange for the consideration set forth in Section 2. The Parties agree that if the Company proves you breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorney fees associated with the enforcement action, without regard to whether the Company can establish actual damages from your breach. Any such individual breach or disclosure shall not excuse you from your obligations hereunder, nor permit you to make additional disclosures. You warrant that you have not disclosed, orally or in writing, directly or indirectly, any of the Separation Information except as permitted by this Section 9.

10. Trade Secrets and Confidential Information; Insider Trading Policy. You agree and acknowledge that the Confidentiality Agreement has been in effect since your commencement of employment with the Company and you reaffirm your intent to observe and abide by the terms of the Confidentiality Agreement, including, without limitation, the employee non-solicitation covenant and the agreement to arbitrate disputes relating to your employment, each as set forth in the Confidentiality Agreement. You acknowledge that the Confidentiality Agreement includes provisions regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. You acknowledge and agree to continue to abide by the terms and conditions of the Company’s Insider Trading Policy in accordance with its terms.

11. Return of Company Property. As part of your existing and continuing obligation to the Company, you agree that as of your Actual Termination Date, you will return to the Company, all Company confidential information, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that you have in your possession or under your control. You further agree not to keep any copies of Company confidential information. You confirm that as of your Actual Termination Date, you will have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment. You further confirm that as of your Actual Termination Date, you will have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

12. No Assistance to Third Parties. You agree that you will not knowingly encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints against any of the Releasees, you shall state no more than that you cannot provide counsel or assistance.

13. No Disparagement. You agree to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agree to refrain from any tortious interference with the contracts and relationships of any of the Releasees. For the avoidance of doubt, responses to inquiries by auditors, the Company’s Board of Directors, the audit committee, or any government agency, as long as such responses are truthful, shall not constitute disparagement. You shall direct any inquiries by potential future employers to the Company’s human resources department and the Company shall inform prospective employers only that you were employed as the President, Chief Operations Officer, and the dates of your employment in each respective role. The Company agrees that the members of the Board of Directors of the Company and Lynn Jurich, Edward Fenster, Bob Komin, Paul Winnowski, and Mina Kim, will refrain from any disparagement, defamation, libel, or slander of you and to refrain from any tortious interference with your contracts or relationships. You understand that the Company’s obligations under this paragraph extend only to the Company’s current members of the Board of Directors and the noted executive officers and only for so long as each is a director or officer of the Company, as applicable.

14. Breach. In addition to the Company’s rights under Section 20 below, you acknowledge and agree that any material breach of this Agreement or of any provision of the Employment Documents shall entitle the Company immediately to recover or cease providing the consideration provided to you under this Agreement and to make a claim against you for damages.

15. No Admission of Liability. You acknowledge and agree that this Agreement does not constitute an admission by the Company of any liability, violation of any law or regulation, breach of contract, commission of any tort or other civil wrong.

16. Costs. The Parties shall each bear their own costs, attorney fees, and other fees incurred in connection with the preparation of this Agreement.

17. Authority. The Company represents and warrants that the undersigned has the authority to bind the Company to the terms and conditions of this Agreement. You represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. You represent that you have had an opportunity to consult with an attorney, and have carefully read and understood the scope and effect of the provisions of this Agreement. You have not relied upon any representations or statements made by the Company except as specifically set forth in this Agreement.

19. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without the invalid provision or portion of provision.

20. Attorney Fees. In the event that either Party brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorney fees incurred in connection with such an action.

21. Protected Activity Not Prohibited. You understand that nothing in this Agreement will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, and the National Labor Relations Board with the understanding that you cannot recover any monetary relief for any such claims, unless such a waiver is prohibited by law. Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and your separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, with the exception of the Confidentiality Agreement, the Equity Documents, the CIC Plan, and the Company’s Insider Trading Policy.

23. No Oral Modification. This Agreement may only be amended in a writing signed by you and the Company’s Chief Executive Officer.

24. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.

25. Effective Date. The Parties agree as follows:

a) Review Date. This Agreement is presented to you for your review and consideration on December 7, 2015 (“Review Date”).

b) Review Period. You are entitled to review and consider this Agreement for twenty-one (21) calendar days following the Review Date (“Review Period”).

c) Effect of Non-Acceptance. If you do not accept this Agreement by returning a signed copy of the Agreement to the Company within the Review Period, the offer of consideration set out in Section 2 and all other offers by the Company in this Agreement are withdrawn.

d) Revocation Period. You are entitled to revoke the Agreement for a period of seven (7) calendar days following your execution of the Agreement. You may revoke the Agreement by delivering written Notice of Revocation to the Company prior to the close of business on the seventh (7th) day following your execution of the Agreement. You must provide written notice of revocation to Mina Kim, General Counsel, 595 Market Street, 29th floor, San Francisco, CA 94105. Fax number: 415-727-3500.

e) Effect of Revocation. If you revoke the Agreement in accordance with the procedures set forth above, all rights held by the Company prior to its execution of this Agreement shall be restored and the offer of consideration set out in Section 2 and all other offers by the Company in this Agreement are withdrawn.

f) Effective Date of Agreement. If you do not revoke this Agreement as provided in Section 25(d), this Agreement shall become effective on the eighth (8th) calendar day following your execution of the Agreement (the “Effective Date”). The rights of the parties shall be fully enforceable on the Effective Date.

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. You represent and warrant that you executed this Agreement voluntarily, without any duress or undue influence by the Company or any third party, with the full intent of granting the Releasees the releases set forth in this Agreement. You acknowledge that:

(a)	you read this Agreement;

(b)	you have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or elected not to retain legal counsel;

(c)	you understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	you are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Tom Holland, an individual

Dated: December 7, 2015	/s/ Tom Holland
Name:

SUNRUN INC.

Dated: December 7, 2015	By	/s/ Lynn Jurich
	Name:	Lynn Jurich
	Title:	CEO

Schedule 1

Holland Equity Awards

Grant Date	Award Type	Plan Name	Total Shares	Vested Shares as of Termination Date	Accelerated Shares of as Termination Date	Unvested and Unexercisable Shares as of Termination Date
9/4/2013	OPTIONS[1]	2013EIP	750,000	562,500	140,625	46,875
4/30/2015	RSU	2013EIP	10,000	0	10,000	0
9/17/2015	RSU (performance)	2015EIP	25,000	0	18,500	6,500

1.	Final amount(s) subject to actual vested/unvested amount(s) as of the Termination Date.

Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

In consideration for the mutual promises and consideration provided both herein and in the Transition, Separation and General Release Agreement (the “Separation Agreement”) between Tom Holland (“You”) and Sunrun Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”), the Parties hereby extend by this Supplemental Release Agreement (the “Agreement”) the release and waiver provisions in the Separation Agreement to any and all claims that may have arisen between the Effective Date of the Separation Agreement and the Effective Date of this Agreement, and to add such releases and waivers as provided herein, expressly including but not limited to a waiver of any federal age related claims under the ADEA.

1. Release. The undersigned Parties expressly acknowledge and agree that the terms of the Separation Agreement shall apply equally to this Agreement, shall be construed to be extended through the Effective Date of this Agreement, and are incorporated by reference herein. You agree that the consideration provided in the Separation Agreement represents settlement in full of all outstanding obligations owed to you by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and all predecessor and successor corporations and assigns (collectively, the “Releasees”). You, on your own behalf and on behalf of your respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.

2. Unknown Claims. You acknowledge that you have been advised to consult with legal counsel and that you are familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in your favor at the time of executing the release, which, if known by you, must have materially affected your settlement with the releasee. Being aware of this principle, you agree to expressly waive any rights you may have to that effect, as well as under any other statute or common law principles of similar effect.

3. ADEA Waiver. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this

Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

4. Effective Date. You understand that this Agreement shall be null and void if not executed by you within the twenty-one (21) day period set forth under paragraph 3 above. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Supplemental Release Effective Date”).

5. Voluntary Execution. You represent and warrant that you executed this Agreement voluntarily, without any duress or undue influence by the Company or any third party, with the full intent of granting the Releasees the releases set forth in this Agreement. You acknowledge that:

(a)	you read this Agreement;

(b)	you have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or elected not to retain legal counsel;

(c)	you understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	you are fully aware of the legal and binding effect of this Agreement.

6. Entire Agreement. This Agreement, together with the Separation Agreement referenced herein (and any agreements survived thereunder), represents the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and your employment with the Company, and the termination of such relationship from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company.

7. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Tom Holland, an individual

Dated:
Name:

SUNRUN INC.

Dated:	By
Name:
Title: